Exhibit 10.7
VARIABLE TERMS LETTER

November 5, 1998

First Mortgage Corporation
3230 Fallow Field Drive
Diamond Bar, California  91765

Attn:    Mr. Clement Ziroli
         Chief Executive Officer

Gentlemen:

This Variable Terms Letter constitutes the Variable Terms Letter referred to in and a supplement to that certain Master Mortgage Loan Warehousing and Security Agreement (the "Agreement") dated as of April 30, 1992, and will confirm certain terms and conditions of the lending arrangements between First Mortgage Corporation (the "Borrower") and Sanwa Bank California, a California corporation with a state banking license ("Bank"), set forth therein. Capitalized terms are used herein (including any exhibits and schedules hereto), unless otherwise defined herein, with the same meanings as in the Agreement.

Credit Limit:  $35,000,000.00.

Sub-Credit Limits: Allocation A: Up to the full amount of the Credit Limit for funding FHA-insured, VA-guaranteed and FNMA/FHLMC-conforming conventional Eligible Mortgage Loans, each of which Eligible Mortgage Loans: (i) is subject to a first priority deed of trust (or mortgage) on the Property, (ii) is covered by a Take-Out Commitment and (iii) is of a type of Mortgage Loan which has been pre-approved by the investor issuing the applicable Take-Out Commitment prior to the inclusion of such Eligible Mortgage Loan in the Borrowing Base.

Allocation B: Up to $15,000,000.00 of the Credit Limit for funding conventional Eligible Mortgage Loans conforming to all underwriting and other requirements of FNMA and FHLMC except as to original principal balance, each of which Eligible Mortgage Loans: (i) is subject to a first priority deed of trust (or mortgage) on the Property, (ii) is covered by a Take-Out Commitment
(iii) is of a type of Mortgage Loan which has been pre-approved by the investor issuing the applicable Take-Out Commitment prior to the inclusion of such Eligible Mortgage Loan in the Borrowing Base, and (iv) has an original principal balance not exceeding $750,000.00. Up to $5,000,000.00 of this $10,000,000.00 sub-limit shall be available for funding conventional Eligible Mortgage Loans conforming to all underwriting and other requirements of FNMA and FHLMC except as to original principal balance, each of which Eligible Mortgage Loans: (i) is subject to a first priority deed of trust (or mortgage) on the Property, (ii) is covered by a Take-Out Commitment (iii) is of a type of Mortgage Loan which has been pre-approved by the investor issuing the applicable Take-Out Commitment prior to the inclusion of such Eligible Mortgage Loan in the Borrowing Base,
(iv) has an original principal balance over $750,000.00 but not exceeding $1,000,000.00 and (v) has been pre-approved by the Bank which approval shall be on a case-by-case basis.

Allocation C: Up to $7,000,000.00 of the Credit Limit for funding FHA-insured, VA-guaranteed and FNMA/FHLMC-conforming conventional Eligible Mortgage Loans, or Eligible Mortgage Loans conforming to all underwriting and other requirements of FNMA and FHLMC except for having an original principal balance not exceeding $750,000.00, each of which Eligible Mortgage Loans: (i) is subject to a first priority deed of trust (or mortgage) on the Property, and (ii) is not, at the time such Eligible Mortgage Loan is submitted for inclusion in the Borrowing Base, covered by a Take-Out Commitment.

Allocation D: Up to $5,000,000 of the Credit Limit for funding include 125% LTV Loans, Title 1 Loans, B&C Loans, and/or Home Equity Line of Credits Loans PROVIDED that all loans funded under this sublimit must have a purchase commitment attached at time of funding.

Purchased Loan Sub-limit:  Not applicable.

Pledged Loan Sub-limit:  $10,000,000.00.

Permitted Pledge Period:  Two business days.

Maturity Date:  August 31, 2000.

Prevailing Interest Rate: Prevailing Interest Rate. During the term hereof, Loans outstanding hereunder shall bear interest at a per annum rate equal to the Reference Rate plus zero percent (0.0%) (such advances shall hereinafter be referred to as "Reference Rate Advances"); however, for any monthly period, to the extent average daily Available Deposits are maintained with Bank by the Borrower (or by an Affiliate of the Borrower as designated by Bank) during such monthly period, such loans in an amount equal to such average daily Available Deposits shall bear interest at a rate of interest equal to one and one quarter percent (1.25%) per annum (such advances shall hereinafter be referred to as "Deposit Based Advances").

In addition to Reference Rate Advances and Deposit Based
Advances, the Bank hereby agrees to make Loans to the Borrower, at the Borrower's election, at a fixed rate (the "Fixed Rate") for such period of time that the Bank may quote and offer, provided that any such period of time shall not exceed thirty (30) days (the "Interest Period"), and provided that any such period of time does not extend beyond the Maturity date for advances in the minimum amount of $250,000.00, (such advances shall hereinafter be referred to as "Fixed Rate Advances"). For Fixed Rate Advances, the interest rate for the Fixed Rate shall be a percentage approximately equivalent to one and one quarter percent (1.25%) per annum in excess of the rate which the Bank determines in its sole and absolute discretion to be equal to the Bank's cost of acquiring funds (adjusted for any and all assessments, surcharges and reserve requirements pertaining to the borrowing or purchase by the Bank of such funds) in an amount approximately equivalent to the amount of the relevant Fixed Rate Advance and for a period of time approximately equal to the relevant Interest Period; The Bank shall provide the Borrower with a statement of the Borrower's Fixed Rate Advances, which statement shall be considered to be correct and conclusively binding on the Borrower unless the Borrower notifies the Bank to the contrary within 10 days after the Borrower's receipt of any such statement which it deems to be incorrect.

Notice of Election to Adjust Interest Rate. Upon telephonic notice which shall be received by the Bank at or before 12:00 p.m. (California
Time) on a business day, the Borrower may elect:

1.  That the interest on a Reference Rate Advance or Deposit
Based Advance shall be adjusted to accrued at the Fixed Rate; provided however, that such notice shall be received by the Bank no later than one business day prior to the day (which shall be a business day) on which Borrower requests that interest be adjusted to accrue at the Fixed Rate.

2. That interest on a Fixed Rate Advance shall continue to accrue at a newly quoted Fixed Rate or shall be adjusted to commence to accrue at the Reference Rate; provided, however that such notice shall be received by the Bank no later than one business day prior to the last day of the Interest Period pertaining to such Fixed Rate Advance. If the Bank shall not have received notice as prescribed herein of the Borrower's election that interest on any Fixed Rate Advance shall continue to accrue at the Fixed Rate, Borrower shall be deemed to have elected that interest thereon shall be adjusted to accrue at the Reference Rate upon the expiration of the Interest Period pertaining to such Fixed Rate Advance.

Prohibition Against Prepayment of Fixed Rate Advances.
Notwithstanding anything to the contrary in the Agreement, no prepayment shall be made on any Fixed Rate Advance except on a day which is the last day of the Interest Period pertaining thereto. If the whole of any part of any Fixed Rate Advance is prepaid by reason of acceleration or otherwise, the Borrower shall, upon the Bank's request, promptly pay to and indemnify the Bank for all costs and ny loss (including interest) actually incurred by the Bank and any loss (including loss of profit resulting from the re-employment of funds) sustained by the Bank as a consequence of such prepayment.

Indemnification of Fixed Rate Costs. During any period of time in which interest on any Fixed Rate Advance is accruing on the basis of the Fixed Rate, the Borrower shall, upon the Bank's request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirements or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating to funds used by the Bank in quoting and determining the Fixed Rate.

Conversion from Fixed Rate to Reference Rate. In the event that the Bank shall at any time determine that the accrual of interest on the basis of the Fixed Rate (i) is infeasible because the Bank is unable to determine the Fixed Rate due to the unavailability of U.S. dollar deposits, contracts or certificates of deposit in an amount approximately equal to the amount of the relevant Balance and for a period of time approximately equal to the relevant Interest Period; or (ii) is or has become unlawful or infeasible by reason of the Bank's compliance with any new law, rule, regulation, guideline or order, or any new interpretation of any present law, rule, regulation, guideline or order, then the Bank shall give telephonic notice thereof (confirmed in writing) to the Borrower, in which event any Fixed Rate Advance shall be deemed to be a Reference Rate Advance and interest shall thereupon immediately accrue at the Reference Rate.

Contact Office:

Sanwa Bank California
Insurance and Financial Services, LA CBC
601 South Figueroa Street (W8-6)
Los Angeles, CA  90017
Attn:  Robinson Kaspar

Funding Account:  Account No. 2068-01106

Statement Date:  March 31, 1998.

Interim Date:  September 30, 1998.

Required Monthly Reports: Bank will have received quarterly by the thirtieth day of each calendar quarter, each dated as of the last day of the preceding calendar quarter, (i) an Adjusted Net Worth, Financial Statement and Loan Covenant Compliance Report in the form of Exhibit C hereto (ii) an Inventory Aging Certificate in the form of Exhibit D hereto (iii) a Pipeline Position and Commitment Status Report in the form of Exhibit G hereto and (iv) a Servicing Delinquency and Closed Loan Production Report in the form of Exhibit J hereto. With the prior written consent of Bank, any of the above reports may be in a form otherwise acceptable to Bank.

Required Fees: Collateral Handling Fee: The Borrower agrees to pay Bank, from time to time promptly upon delivery of a billing statement, a collateral handling fee in the amount of $10.00 per Mortgage Loan submitted by the Borrower for inclusion in the Borrowing Base.

Permissible Warehouse Period: 90 days for Eligible Mortgage Loans which meet the criteria set forth under Allocation A or Allocation C. 60 days for Eligible Mortgage Loans which meet the criteria set forth under Allocation B which have an original principal balance not exceeding $750,000.00. 30 days for Eligible Mortgage Loans which meet the criteria set forth in Allocation B and have an original principal balance over $750,000.00 but not exceeding $1,000,000.00.

Minimum Permitted Current Ratio:  1.08 to 1.0.

Minimum GAAP Net Worth:  $15,000,000.00.

Adjusted Net Worth Portfolio Percentage:  1.00%

Minimum Permitted Adjusted Net Worth: $25,000,000.00.

Minimum Permitted Servicing Portfolio: $1,000,000,000.00 on and after the date of the Agreement.

Maximum Permitted Leverage Ratio: Borrower will not at any time permit the ratio of the Borrower's Indebtedness (excluding Subordinated Debt) to the sum of
(x) the Borrower's Tangible Net Worth plus (y) its Subordinated Debt, to exceed
8.0 to 1.0.

Maximum Permitted Adjusted Leverage Ratio: Borrower will not at any time permit the ratio of the Borrower's Indebtedness (excluding Subordinated Debt) to the sum of (x) the Borrower's Adjusted Net Worth plus (y) its Subordinated Debt to exceed 5.0 to 1.0.

Types of Eligible Collateral Mortgage Loans: Eligible Mortgage Loans, each representing a one to four family residential Mortgage Loan, which loan is insured by the FHA, guaranteed by the VA or conforms to all underwriting and other requirements of FNMA/FHLMC, except as (i) permitted above in Allocation B as to original principal balance.

Collateral Value of the Borrowing Base: (a) As to each Mortgage Loan which is FHA-insured, VA-guaranteed or FNMA/FHLMC conforming, ninety-nine percent (99%) of the lesser of: (1) the weighted average net unfilled purchase price of all Take-Out Commitments held by the Borrower under which such Mortgage Loan could be sold (assuming the simultaneous shipment of all other Mortgage Loans owned by the Borrower) as represented in the most recent Pipeline Position and Commitment Status Report submitted to Bank, multiplied by the unpaid principal balance of such Mortgage Loan, and (2) the unpaid principal balance of such Mortgage Loan.

(b) As to each Mortgage Loan which conforms to all underwriting and other requirements of FNMA and FHLMC except (A) as to original principal balance where the original principal balance does not exceed $750,000.00, ninety -eight percent (98%) or (B) as to original principal balance where the original principal balance exceeds $750,000.00 but does not exceed $1,000,000.00, ninety-five percent (95%) of the lesser of (1) the weighted average net unfilled purchase price of all Take-Out Commitments held by the Borrower under which such Mortgage Loan could be sold (assuming the simultaneous shipment of all other Mortgage Loans owned by the Borrower) as represented in the most recent Pipeline Position and Commitment Status Report submitted to Bank, multiplied by the unpaid principal balance of such Mortgage Loan, and (2) the unpaid principal balance of such Mortgage Loan.

(c) As to each Mortgage Loan which is FHA-insured, VA-guaranteed or FNMA/FHLMC conforming except that it is not, at the time such Eligible Mortgage Loan is submitted for inclusion in the Borrowing Base, covered by a Take-Out Commitment, ninety-five percent (95%) of the unpaid principal balance of such Mortgage Loan. Also included are all Mortgage Loans funded under sublimit "D".

Collateral: The Collateral shall consist of the personal property described more particularly on the Collateral Schedule attached hereto as Exhibit E.

Addresses for Purpose of Notice:

The Borrower:                           Bank:

First Mortgage Corporation              Sanwa Bank California
3230 Fallow Field Drive                 Insurance & Financial Services, LA CBC
Diamond Bar, California  91765          601 South Figueroa Street (W8-6)
Attn:  Mr. Clement Ziroli               Los Angeles, California 90017
                                        Attn:  Mr. Robinson Kaspar

Exceptions: The following provisions of the Agreement are hereby modified as follows:

(a) The second sentence of Paragraph I(F) shall be amended in its entirety to read as follows:

"In addition to all other payment obligations of the Borrower hereunder, upon verbal demand by the Bank (which verbal demand shall be confirmed in writing) from time to time, the Borrower shall repay to Bank within three (3) days of Bank's verbal demand (i) the amount by which ninety-seven (97%) of the aggregate principal amount of Loans outstanding hereunder exceeds the Fair Market Value of the Borrowing Base."

(b) The words "the failure to comply with which could have a material adverse affect on the Borrower's business, operations, property or financial or other condition" are hereby added to the last line of Paragraph V(C) immediately before the period.

(c) The words "Within ninety (90) days in Paragraph VI(A)(1) are hereby deleted and replaced with the words "Within one hundred twenty (120) days".

(d) Paragraph VI(B)(1) shall be amended in its entirety to read as follows: "Within thirty (30) days after the last day of each quarter, an Adjusted Net Worth/Financial Statement/Covenant Compliance Report as of the last day of such preceding quarter.

(e) Paragraph VI(B)(2) shall be amended in its entirety to read as follows: "No later than the thirtieth day of each calendar quarter and at such other times as Bank may reasonably request, each as of the last day of the immediately preceding calendar quarter: (i) a Pipeline Position Report and (ii) a Servicing Delinquency and Closed Loan Production Report."

(f) Paragraph VI(B)(3) shall be amended in its entirety to read as follows: "Promptly, such additional financial and other information, including but not limited to (i) a Borrowing Base Certificate, and (ii) Borrower's Form 10-Q and 10-K within 60 days and 120 days respectively after the end of each of the Borrower's quarters.

(g) Each of Paragraph VII(D), (F), and (G) are hereby deleted and replaced with the words "intentionally omitted."

(h) Paragraph VII(E) is hereby amended to read: Borrowers' payment of dividends may not exceed an amount equal to fifty percent (50%) of Borrowers' net income (after taxes) on a quarterly basis.

(i) The word "Tangible" in Paragraph VII(J)(3) is hereby deleted and replaced with the word "GAAP".

(j) The words "Servicing Delinquency Report" are hereby deleted wherever they appear in the Loan Documents and replaced with the words "Servicing Delinquency and Closed Loan Production Report."

(k) The definition of "Fair Market Value" in Paragraph X shall be amended in its entirety to read as follows: "shall mean at any date the fair market value of any Collateral at such date, as determined by Bank using the FNMA sixty (60) day forward fixed and adjustable rates plus 0.25%for conventional loans and the dealer market sixty (60) day forward rate plus 0.50% for mortgage backed securities (i.e. FHA/VA Loans) as quoted by Knight Ridder Financial Information or Telerate Systems, Inc."

(l)  Subparagraph (n) of the definition of "Eligible Mortgage
Loan" is hereby deleted and replaced with the following: "(n) The date of the promissory note is no earlier than thirty days prior to the date said Mortgage Loan is first included in the Borrowing Base.

(m)  Section (c)(3) of the definition of "Tangible Net Worth" in
Paragraph X is hereby deleted and replaced with the following: "(3) loans to, or investments in, affiliates (with the exception of the Borrower's note receivable dated February 1, 1991, from Fin-West Group with an existing principal balance of $250,000 and any renewals or extensions thereof."

(n) The words "hold Take-Out Commitments in less than an aggregate amount necessary to provide for the sale of all closed Mortgage Loans owned by the Company" are hereby deleted and replaced with the words "hold Take-Out Commitments in less than an aggregate amount necessary to provide for the sale of all closed Mortgage Loans included in the Borrowing Base less the aggregate amount of Eligible Mortgage Loans which meet the criteria set forth under Allocation C.

Additional Requirements The Borrower warrants that is will at all times remain an approved seller/servicer for each of FNMA and FHLMC.

Notwithstanding any provision herein or under the Agreement to the contrary, every agreement and warranty of the Borrower herein (including, without limitation, any of the above additional requirements) shall be deemed to be an agreement under and pursuant to the Agreement.

Exhibits Attached:  A:  Form of Promissory Note.
                    B:  Delivery Procedures and exhibits thereto.
                    C:  Certification re Adjusted Net Worth, Etc.
                    D:  Borrowing Base and Inventory Aging Certificate.
                    E:  Collateral Schedule.
                    F:  Loan Request Form.
                    G:  Pipeline Position and Commitment Status Report.
                    H:  Form of Pledge Agreement.
                    I:  Required Collateral Documents.
                    J:  Servicing Delinquency and Closed Loan Production Report.


If the above meets your approval, please so indicate by executing and returning to Bank the enclosed copy of this Variable Terms Letter.


Very truly yours,

SANWA BANK CALIFORNIA
a California corporation with
a state banking license

By:
Name:  Robinson Kaspar
Title: Vice President

AGREED TO AND ACCEPTED as of the
22nd  day of April, 1998.

FIRST MORTGAGE CORPORATION,
a California corporation


By:
Name:
Title:

RIDER TO Variable Term Letter


This Rider shall be deemed to be subject to the terms of that certain Master Mortgage Loan Warehousing and Security Agreement (the "Agreement") dated as of April 30, 1992 by and between Bank and Borrower, as it may be amended from time to time, and any and all addenda and riders thereto (collectively the "Agreement). Unless otherwise defined herein, all terms used in this Rider shall have the same meanings as in the Agreement To the extent that any of the terms or provisions of this Rider conflict with those contained in the Agreement, the terms and provisions contained herein shall control.

In addition to the covenants contained in Section 6 of the Agreement, Borrower shall perform all acts reasonably necessary to ensure that Borrower (and any business in which Borrower holds a substantial interest) and all customers, suppliers and vendors that are material to Borrower's business become Year 2000 Compliant in a timely manner. Such acts shall include, without limitation, performing a comprehensive review and assessment of all of Borrower's systems and adopting a detailed plan, with itemized budget, for the remediation and testing of such systems, as well as ascertaining that Borrower's material customers, suppliers and vendors are taking all appropriate steps to become Year 2000 Compliant on a timely basis. For the purposes here-of, "Year 2000 Compliant" shall mean, in regard to any entity, that all software, hardware, firmware, equipment, goods or systems, utilized by and material to the business operations or financial condition of such entity, will properly perform date sensitive functions before, during and after the year 2000. Borrower shall immediately, upon request, provide Bank with such certifications or other evidence of Borrower's compliance with the terms hereof as Bank may from time to time require.

Except as specifically provided in this Rider, all other terms, conditions and covenants contained in the Agreement shall remain unchanged and shall continue in full force and effect.


IN S WHEREOF, this Rider has been executed by the parties hereto as of the date first hereinabove written.

BANK:                                        BORROWER:
SANWA BANK CALIFORNIA


By:                                          By:
(Name/Title)                                 (Title)